Exhibit 99.1

MATERION CORPORATION REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS
AND REVISES OUTLOOK FOR 2015

MAYFIELD HEIGHTS, Ohio - July 30, 2015 - Materion Corporation (NYSE:MTRN) today reported second quarter 2015 financial results.

▪
Second quarter 2015 GAAP earnings were $0.43 per share, diluted. This compares to second quarter 2014 GAAP earnings of $0.47 per share, diluted, and represents a 19% improvement over the second quarter 2014 adjusted earnings of $0.36 per share, diluted.

▪	Second quarter 2015 results reflect the fifth consecutive quarter of year-over-year value-added sales and adjusted operating profit growth.

▪
Net sales for the second quarter of 2015 were $276.9 million. Value-added sales were $162.4 million, up 4% compared to value-added sales in the prior-year period, excluding the negative impact of foreign exchange rates.

▪	Operating profit for the second quarter 2015 was $12.8 million, an increase of 20% over the $10.7 million of adjusted operating profit recorded in the prior-year second quarter.

▪
Based on increasingly more volatile markets and slowing economic conditions, especially in China, the Company is revising its previously announced annual 2015 adjusted earnings forecast range to $1.65 to $1.85 per share from $1.80 to $2.00 per share, diluted.

SECOND QUARTER 2015 RESULTS

Net sales for the second quarter were $276.9 million, compared to net sales of $288.0 million for the second quarter of 2014. Value-added sales grew 2% to $162.4 million compared to value-added sales of $159.6 million for the second quarter of 2014. Excluding the negative year-over-year impact from foreign exchange rates, value-added sales grew 4% over the second quarter of 2014.

The growth in value-added sales in the second quarter of 2015 compared to the same period of last year was due primarily to stronger demand from customers in the defense, industrial components, automotive electronics and telecommunications infrastructure markets. New product value-added sales grew 44% over the prior year comparable period and represented 11% of total second quarter 2015 value-added sales.

Operating profit for the second quarter of 2015 was $12.8 million, a 20% increase over the prior-year second quarter adjusted operating profit of $10.7 million. Adjusted operating profit margin, expressed as a percent of value-added sales, expanded by 120 basis points to 7.9% from the 2014 second quarter level. The margin improvement is a result of leveraging the higher sales volume and an improved product mix.

Net income for the second quarter of 2015 was $8.9 million, or $0.43 per share, diluted. This compares to net income of $10.0 million, or $0.47 per share, diluted, for the second quarter of the prior year. Excluding the net insurance settlement benefit recorded in the second quarter of 2014, earnings were up 19% compared to the second quarter 2014 adjusted earnings of $0.36 per share, diluted.

For the first six months of 2015, net sales were $566.9 million compared to net sales of $546.9 million for the same period of last year. Value-added sales for the first six months of 2015 were $325.0 million, up 7% compared to $304.5 million for the same period last year. Excluding the negative impact of foreign exchange rates, first half 2015 value-added sales grew 9% over the first half of 2014. Year-to-date net income was $18.5 million as compared to $17.3 million in the comparable period of the prior year. Excluding special items in both periods, adjusted earnings grew 31% year over year, from $0.64 per share, diluted, in the first half of 2014, to $0.84 per share, diluted, in the first half of 2015.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “I am pleased with the quarter and our team’s ability to deliver the fifth consecutive quarter of meaningful year-over-year value-added sales and earnings growth. Our strategy of pursuing organic growth through new product introductions and solving our customers’ challenges with advanced materials is working. Despite our successes over the past several quarters, we are cautious about the current volatility in the global market, particularly the continued strength of the U.S. dollar, the greater than expected drop in oil and gas exploration, the recent slowdown in the telecommunications infrastructure 4G build out in China, and what the unknown impact may be of ongoing economic weakness in China. We are revising our annual earnings estimate to reflect these changing market and economic conditions. We remain committed to strategies to deliver greater than GDP organic value-added sales growth and margin expansion and remain confident in our long-term earnings growth outlook.”

BUSINESS SEGMENT REPORTING

Performance Alloys and Composites

Net sales for Performance Alloys and Composites in the second quarter of 2015 were $107.7 million compared to net sales of $109.6 million in the second quarter of 2014. Value-added sales were $91.5 million in the second quarter of 2015, up $1.6 million, or 2%, compared to $89.9 million in the second quarter of 2014. Excluding the impact of foreign exchange rates, value-added sales increased 5% in the second quarter of 2015 over the prior-year period. Stronger value-added sales in the defense and industrial components end markets offset the declines in the energy and medical end markets.

Operating profit for the second quarter of 2015 was $9.3 million, up 48% over the prior-year operating profit of $6.3 million. Expressed as a percentage of value-added sales, operating profit margins expanded 320 basis points over the prior year to 10.2% in the second quarter of 2015. The margin expansion was driven by successes with our value-added growth strategy, improved product mix and our lean six-sigma program.

Advanced Materials

Advanced Materials’ net sales for the second quarter of 2015 were $131.4 million, which compares to second quarter of 2014 net sales of $145.0 million. Value-added sales for the second quarter of 2015 were $46.7 million, up 4% compared to the second quarter 2014 value-added sales of $45.0 million. The improvement in the second quarter value-added sales compared to the same period last year was driven primarily by strength from customers serving the energy markets, particularly the solar market, the medical and telecommunications infrastructure end markets.

Operating profit for the second quarter of 2015 was $7.4 million, up 4% over an adjusted operating profit of $7.1 million in the second quarter of 2014. Operating profit as a percent of value-added sales for the second quarter of 2015 was 15.8%, comparable to the prior-year period.

Other

The Other segment includes the operating results of the Precision Coatings group and unallocated corporate costs.

Within the Other segment, Precision Coatings’ net sales for the second quarter of 2015 were $38.3 million, which compares to net sales of $34.1 million for the second quarter of 2014. Value-added sales for the second quarter of 2015 were $25.2 million, compared to value-added sales of $24.9 million for the same period of 2014. Stronger sales to customers serving the medical and defense markets was offset in part by weaker demand in the consumer electronics end market, particularly the projector display market.

Precision Coatings’ operating profit for the second quarter of 2015 was $0.6 million, or 2.4% of value-added sales, which is comparable to the second quarter of 2014 adjusted operating profit.

OUTLOOK

Despite the solid sales and earnings performance in the second quarter of 2015 and the solid five quarters of growth momentum we have delivered, global market and economic conditions are changing. China demand is clearly slowing, particularly in the telecommunications infrastructure 4G build out. Based on this change, coupled with the greater than previously expected drop-off in the oil and gas market and the continued strength of the U.S. dollar, the Company is revising its 2015 adjusted earnings forecast range to $1.65 to 1.85 per share. This represents a range that is flat to 12% above 2014 adjusted earnings of $1.65 per share, diluted.

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, July 30, 2015. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until August 14, 2015 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13612965. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates and margins for 2015;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, energy, telecommunications infrastructure, defense, commercial aerospace, and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses; and

▪	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2014.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:

Michael C. Hasychak                Patrick S. Carpenter
(216) 383-6823                    (216) 383-6835
mike.hasychak@materion.com            patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g
###

Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		Six Months Ended
(In thousands except per share amounts)	July 3, 2015	June 27, 2014	July 3, 2015	June 27, 2014
Net sales	$276,855	$287,965	$566,879	$546,894
Cost of sales	225,528	238,164	463,197	451,631
Gross margin	51,327	49,801	103,682	95,263
Selling, general and administrative expense	34,884	34,685	71,825	65,945
Research and development expense	3,586	3,443	6,934	6,230
Other — net	36	(2,895)	(2,122)	(2,533)
Operating profit	12,821	14,568	27,045	25,621
Interest expense — net	650	672	1,307	1,367
Income before income taxes	12,171	13,896	25,738	24,254
Income tax expense (benefit)	3,293	3,922	7,231	6,949
Net income	$8,878	$9,974	$18,507	$17,305

Basic earnings per share:
Net income per share of common stock	$0.44	$0.48	$0.92	$0.84

Diluted earnings per share:
Net income per share of common stock	$0.43	$0.47	$0.90	$0.82

Cash dividends per share	$0.090	$0.085	$0.175	$0.165

Weighted-average number of shares of common stock outstanding
Basic	20,153	20,642	20,149	20,625
Diluted	20,461	21,001	20,453	20,983

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	July 3, 2015	Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$20,629	$13,150
Accounts receivable	117,178	112,780
Inventories	229,232	232,409
Prepaid expenses	18,992	14,953
Deferred income taxes	13,806	13,402
Total current assets	399,837	386,694

Long-term deferred income taxes	17,722	17,722

Property, plant and equipment	811,645	800,671
Less allowances for depreciation, depletion and amortization	(557,369)	(553,083)
Property, plant and equipment—net	254,276	247,588
Intangible assets	15,717	18,559
Other assets	4,985	4,781
Goodwill	86,725	86,725
Total assets	$779,262	$762,069

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$3,427	$653
Accounts payable	31,508	36,239
Other liabilities and accrued items	48,687	59,151
Income taxes	5,875	3,144
Unearned revenue	4,597	4,879
Total current liabilities	94,094	104,066

Other long-term liabilities	18,060	18,203
Retirement and post-employment benefits	100,782	103,891
Unearned income	48,523	51,796
Long-term income taxes	1,750	1,750
Deferred income taxes	3,377	617
Long-term debt	41,213	23,613
Shareholders’ equity	471,463	458,133
Total liabilities and shareholders’ equity	$779,262	$762,069

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 3	June 27
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$18,507	$17,305
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	20,117	22,093
Amortization of deferred financing costs in interest expense	331	356
Stock-based compensation expense (non-cash)	2,655	3,027
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(4,622)	(8,680)
Decrease (increase) in inventory	2,150	(16,559)
Decrease (increase) in prepaid and other current assets	(4,037)	(2,658)
Decrease (increase) in deferred income taxes	2,177	58
Increase (decrease) in accounts payable and accrued expenses	(16,882)	(8,965)
Increase (decrease) in unearned revenue	(283)	1,637
Increase (decrease) in interest and taxes payable	3,240	5,432
Increase (decrease) in long-term liabilities	(1,801)	(11,419)
Other-net	1,009	(3,111)
Net cash (used in) provided from operating activities	22,561	(1,484)
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(18,082)	(12,859)
Payments for mine development	(10,100)	(337)
Proceeds from sale of property, plant and equipment	18	3,009
Other investments-net	—	(2)
Net cash used in investing activities	(28,164)	(10,189)
Cash flows from financing activities:
Repayment of short-term debt	2,346	(4,886)
Proceeds from issuance of long-term debt	51,000	33,170
Repayment of long-term debt	(33,110)	(15,492)
Principal payments under capital lease obligations	(404)	(328)
Cash dividends paid	(3,523)	(3,405)
Repurchase of common stock	(2,748)	(2,672)
Issuance of common stock under stock option plans	—	360
Tax benefit from stock compensation realization	—	109
Net cash provided from (used in) financing activities	13,561	6,856
Effects of exchange rate changes	(479)	105
Net change in cash and cash equivalents	7,479	(4,712)
Cash and cash equivalents at beginning of period	13,150	22,774
Cash and cash equivalents at end of period	$20,629	$18,062

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Second Quarter Ended						Six Months Ended
(In millions)	July 3, 2015			June 27, 2014			July 3, 2015			June 27, 2014
Sales
Performance Alloys and Composites	$107.7			$109.6			$211			$206.8
Advanced Materials	131.4			145			281.3			274.3
Other	37.8			33.4			74.6			65.8
Precision Coatings		38.3			34.1			74.9			68
Corporate		(0.5)			(0.7)			(0.3)			(2.2)
Total	$276.9			$288.0			$566.9			$546.9

Less: Pass-through Metal Cost
Performance Alloys and Composites	$16.2			$19.7			$33.9			$36.9
Advanced Materials	84.7			100			182.9			187.6
Other	13.6			8.7			25.1			17.9
Precision Coatings		13.1			9.2			25.1			19.2
Corporate		(0.5)			(0.5)			—			(1.3)
Total	$114.5			$128.4			$241.9			$242.4

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$91.5			$89.9			$177.1			$169.9
Advanced Materials	46.7			45			98.4			86.7
Other	24.2			24.7			49.5			47.9
Precision Coatings		25.2			24.9			49.8			48.8
Corporate		(1)			(0.2)			(0.3)			(0.9)
Total	$162.4			$159.6			$325.0			$304.5

Gross Margin			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$25.5		28%	$24.6		27%	$48.6		27%	$47.3		28%
Advanced Materials	18.8		40%	17.6		39%	39.5		40%	33.7		39%
Other	7		—	7.6		—	15.6		—	14.3		—
Precision Coatings		7.5	30%		7.7	31%		15.8	32%		14.8	30%
Corporate		(0.5)	50%		(0.1)	—		(0.2)	67%		(0.5)	—
Total	$51.3		32%	$49.8		31%	$103.7		32%	$95.3		31%

Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Second Quarter Ended						Six Months Ended
(In millions)	July 3, 2015			June 27, 2014			July 3, 2015			June 27, 2014
Operating Profit			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$9.3		10%	$6.3		7%	$16.1		9%	$12.5		7%
Advanced Materials	7.4		16%	12.5		28%	16.3		17%	17.6		20%
Other	(3.9)		—	(4.3)		—	(5.4)		—	(4.5)		—
Precision Coatings		0.6	2%		0.5	2%		2.3	5%		4.6	9%
Corporate		(4.5)	—		(4.8)	—		(7.7)	—		(9.1)	—
Total	$12.8		8%	$14.5		9%	$27.0		8%	$25.6		8%

Special Items
Performance Alloys and Composites	$—			$—			$—			$—
Advanced Materials	—			(5.4)			—			(5)
Other	—			1.6			(2.1)			(0.8)
Precision Coatings		—			0.1			—			(2.5)
Corporate		—			1.5			(2.1)			1.7
Total	$—			$(3.8)			$(2.1)			$(5.8)

Operating Profit Excluding Special Items			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$9.3		10%	$6.3		7%	$16.1		9%	$12.5		7%
Advanced Materials	7.4		16%	7.1		16%	16.3		17%	12.6		15%
Other	(3.9)		—	(2.7)		—	(7.5)		—	(5.3)		—
Precision Coatings		0.6	2%		0.6	2%		2.3	5%		2.1	4%
Corporate		(4.5)	—		(3.3)	—		(9.8)	—		(7.4)	—
Total	$12.8		8%	$10.7		7%	$24.9		8%	$19.8		7%

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

	Second Quarter Ended		Six Months Ended Ended
(In millions except per share amounts)	July 3, 2015	June 27, 2014	July 3, 2015	June 27, 2014
GAAP as Reported
Net Sales	$276.9	$288	$566.9	$546.9
Gross margin	51.3	49.8	103.7	95.3
Operating profit	12.8	14.5	27	25.6
Net income	8.9	10	18.5	17.3
EPS - Diluted	$0.43	$0.47	$0.90	$0.82

Facility closure and reorganization costs (benefits)
Cost of goods sold	$—	$—	$—	$0.2
Selling, general and administrative	—	—	—	0.5
Other-net	—	—	—	(2.6)
Recovery from insurance and other litigation, net of expenses
Selling, general and administrative	$—	$2.9	$1.7	$2.9
Other-net	—	(6.7)	(3.8)	(6.8)
Total special items	$—	$(3.8)	$(2.1)	$(5.8)
Special items - net of tax	$—	$(2.5)	$(1.5)	$(3.8)
Tax Special Item	$—	$—	$0.2	$—

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$162.4	$159.6	$325	$304.5
Gross margin	51.3	49.8	103.7	95.5
Gross margin % of VA	31.6%	31.2%	31.9%	31.4%
Operating profit	12.8	10.7	24.9	19.8
Operating profit % of VA	7.9%	6.7%	7.7%	6.5%
Net income	8.9	7.5	17.2	13.5
EPS - Diluted	$0.43	$0.36	$0.84	$0.64

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted out the cost (benefit) impact of facility closure and reorganization costs, the net recovery from insurance and other litigation claims, and certain income tax items from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation
Value-added sales by Market
(Unaudited)

(in millions)

	Second Quarter Ended			Six Months Ended
	July 3, 2015	June 27, 2014	% Change	July 3, 2015	June 27, 2014	% Change
Materion Corporation
Consumer Electronics	$42.7	44.9	(5)%	$87.2	86.8	—%
Industrial Components	23.3	21.9	6%	48.5	41.2	18%
Medical	17.8	19.2	(7)%	35.4	33.3	6%
Automotive Electronics	15	13.9	8%	30	27.5	9%
Energy	9.1	12.2	(25)%	21.5	24.4	(12)%
Defense	11.4	8.7	31%	21	17.1	23%
Telecom Infrastructure	10.4	9.8	6%	19.6	18.0	9%
Other	32.7	29	13%	61.8	56.2	10%
Total	$162.4	$159.6	2%	$325.0	$304.5	7%
Performance Alloy and Composites
Consumer Electronics	$16.5	$17.0	(3)%	$32.4	$32.0	1%
Industrial Components	17.4	16.3	7%	35.5	30.2	18%
Medical	1.7	4.6	(63)%	3.6	6.4	(44)%
Automotive Electronics	13.7	13.5	1%	27.5	26.8	3%
Energy	5.4	9.1	(41)%	13.7	18.2	(25)%
Defense	6.8	4.9	39%	11.7	9.9	18%
Telecom Infrastructure	7.7	7.5	3%	14.3	13.4	7%
Other	22.3	17	31%	38.4	33	16%
Total	$91.5	$89.9	2%	$177.1	$169.9	4%
Advanced Materials
Consumer Electronics	$21.7	$21.5	1%	$45.1	$41.6	8%
Industrial Components	5.1	4.9	4%	11.4	9.3	23%
Medical	2.6	2.2	18%	5.3	4	33%
Automotive Electronics	—	—	—%	—	—	—%
Energy	3.7	3.1	19%	7.8	6.2	26%
Defense	1.5	1.4	7%	3.5	2.7	30%
Telecom Infrastructure	2.7	2.3	17%	5.3	4.6	15%
Other	9.4	9.6	(2)%	20	18.3	9%
Total	$46.7	$45.0	4%	$98.4	$86.7	13%
Other
Consumer Electronics	$4.5	$6.4	(30)%	$9.7	$13.2	(27)%
Industrial Components	0.8	0.7	14%	1.6	1.7	(6)%
Medical	13.5	12.4	9%	26.6	22.9	16%
Automotive Electronics	1.3	0.4	225%	2.5	0.7	257%
Energy	—	—	—%	—	—	—%
Defense	3.1	2.4	29%	5.8	4.5	29%
Telecom Infrastructure	—	—	—%	—	—	—%
Other	1	2.4	—%	3.3	4.9	—%
Total	$24.2	24.7	(2)%	$49.5	47.9	3%